EXHIBIT 8


                                PERKINS COIE

             A LAW PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

          1201 THIRD AVENUE 40TH FLOOR - SEATTLE, WASHINGTON 98101-3099

             TELEPHONE: (206) 583-8888 - FACSIMILE: (206) 583-8500


                              June 21, 1996


Sierra On-Line, Inc.
Suite 300
3380-146th Place S.E.
Bellevue, WA 98007

     Re: Merger of Larry Acquisition Corp, a Delaware corporation ("Acquisition") and a wholly owned subsidiary of CUC
           International, Inc., a Delaware corporation ("Parent") Into Sierra On-Line, Inc., a Delaware corporation (the "Company")

Ladies and Gentlemen:

     We have been asked, as counsel to the Company, to render this opinion regarding the material U.S. federal income tax consequences of the merger (the "Merger") of Acquisition into the Company pursuant to that certain Agreement and Plan of Merger, dated as of February 19, 1996 (the "Agreement"). Capitalized terms not otherwise defined herein shall have the same meanings given to them in the Agreement or if not defined therein as described in the Registration Statement on Form S-4 of Parent (the "Registration Statement") filed with respect to the Merger and the Proxy Statement/Prospectus contained therein (the "Proxy/Prospectus"). This opinion letter is rendered pursuant to Section 5.2(d) of the Agreement.

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Proxy/Prospectus, and such other documents as we have deemed necessary or appropriate as a basis for the conclusions set forth below. We have relied, as to matters of fact, solely upon those statements and representations by officers and representatives of the Company contained in that certain Sierra On-Line, Inc. Certificate dated the date hereof and attached hereto as Exhibit B, upon statements and representations by officers and representatives of Parent contained in that certain CUC International, Inc. Certificate dated the date hereof and attached hereto as Exhibit C (collectively, the "Tax Certificates"), upon statements and representations by certain significant shareholders of the Company attached hereto as Exhibit A (the "Shareholders' Certificates"), and upon the assumptions contained herein. Without the Tax Certificates and the Shareholders' Certificates, we would not render this opinion.

Sierra On-Line, Inc.
June 14, 1996
Page 2


     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), Treasury Regulations promulgated thereunder and the pertinent judicial authorities and interpretative rulings of the Internal Revenue Service (the "IRS").

                                 Assumptions

     In rendering the opinions set forth below we have assumed that (1) the representations contained in the Tax Certificates and the Shareholders' Certificates are true as of the date hereof and as of the Effective Time of the Merger (it being understood that our opinion is conditioned on the written confirmation of the continuing accuracy of those representations at the Effective Time), (2) the historic shareholders of the Company have not disposed of shares of Company Common Stock in contemplation of the Merger and do not have any plan or intention, existing as of the Effective Time, to dispose of a number shares of Parent Common Stock received in the Merger such that the holdings of Parent Common Stock by all historic shareholders of the Company would be reduced to less than fifty percent of the total value, measured at the Effective Time, of the Merger Consideration, (3) the Merger will be consummated in accordance with the Agreement, (4) all signatures on all documents we examined are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies are in conformity to the original documents, and (5) the Merger qualifies as a merger under the General Corporation Law of the State of Delaware.

                                  Opinion

     Based on the assumptions set forth above and upon our examination of the Agreement, the Proxy/Prospectus and the relevant legal authorities, it is our opinion that:

     (A) The Merger of Acquisition into the Company will be a reorganization described in Section 368(a) of the Code. Code Section 368(a)(1)(A) and
(a)(2)(E). Parent, Acquisition and the Company will each be "a party to such reorganization" described in Section 368(b) of the Code.

     (B) No gain or loss will be recognized by the Company, Acquisition or Parent as a result of the Merger. Code Sections 361, 357(a).


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Sierra On-Line, Inc.
June 14, 1996
Page 3



     (C) No gain or loss will be recognized by the shareholders of the Company on the exchange of their Company Common Stock solely for Parent Common Stock. Code Sec. 354(a)(1).

     (D) The payment of cash to a holder of Company Common Stock in lieu of a fractional share interest in Parent Common Stock will be treated as if the fractional share had been distributed as part of the exchange and then redeemed by Parent. Clark v. Commissioner, 489 U.S. 726 (1989). The cash payment will result in a capital gain or loss if it is substantially disproportionate or not essentially equivalent to a dividend under Section 302(b) of the Code.

     (E) The section of the Proxy Prospectus entitled "Certain Federal Income Tax Consequences" accurately reflects our opinion as to the matters discussed therein.

     Our opinion is limited to the specific matters described in paragraphs
(A) through (E) above. We give no opinion with respect to other tax matters, whether federal, state or local, that may relate to the Merger. Although we believe that the opinion covers the material federal income tax consequences of the Merger, it may not address issues that are material to an individual shareholder based on his or her particular tax situation. No ruling will be requested from the IRS regarding the Merger. Our opinion is not binding on the IRS and does not constitute a guarantee that the IRS will not challenge the tax treatment of the Merger.

     We caution that our opinion is based on the federal income tax laws as they exist on the date hereof. It is possible that subsequent changes in the tax law could be enacted and applied retroactively to the Merger and that such changes could result in a materially different result than the result described in the opinions above.

     This opinion is furnished to you solely in connection with the Merger and is intended for your use and the use of your shareholders and may not be provided to or relied upon by others without our express written consent.

                                        Very truly yours,


                                        /s/ Perkins Coie
                                        ----------------

                                            PERKINS COIE

                                 EXHIBIT A

                               June 14, 1996


TO:  Ken and Roberta Williams

RE: Agreement and Plan of Merger dated as of February 19, 1996 by and among CUC International, Inc. ("Parent"), Larry Acquisition Corp. ("Acquisition"), a wholly-owned subsidiary of Parent, and Sierra On-Line, Inc. (the "Company")

Dear Mr. and Mrs. Williams:

     As counsel to the Company, we have been requested to provide our tax opinion concerning the proposed Merger of Acquisition into the Company under the Internal Revenue Code of 1986, as amended. As part of the basis for our opinions, we are asking for representations from certain shareholders of the Company that they have no present intent to sell any Parent shares received in the Merger. The representations will not preclude a holder from deciding after the Merger to sell his or her Parent shares.

     Your representation will be effective by signing and dating the representation set out below, and returning this letter in the self-addressed, stamped envelope. We will rely on your representations in rendering our tax opinions. We would appreciate receiving your representation as soon as possible and in any event no later than the day before the scheduled closing of the Merger. If you have any questions, please call Richard K. Thumann, General Counsel and Vice President of the Company.

                                   Very truly yours,


                                   /s/ Perkins Coie

                                   Perkins Coie


     REPRESENTATION: The undersigned represents that as of the date below and continuing through the Effective Time of the Merger, the undersigned has no present plan or intention to sell, exchange or otherwise dispose of any shares of Parent Common Stock to be received in the Merger, except that the undersigned may have a plan to sell, exchange or otherwise dispose of up to 10% of the shares of Parent Common Stock received by the undersigned in the Merger in exchange for shares of the Company Common Stock that were outstanding on the date of the above Agreement.



Date:  June 14, 1996                    By   /s/ Kenneth Williams
       ------------------               --   ------------------------------

                                        By   /s/ Roberta Williams
                                        --   ------------------------------

                                 EXHIBIT B


                            SIERRA ON-LINE, INC.
                                CERTIFICATE

     Sierra On-Line, Inc. (the "Company"), a Delaware corporation, recognizes that this Certificate will be relied upon by Perkins Coie in delivering its opinions regarding the tax consequences of the proposed merger (the "Merger") of Larry Acquisition Corp. ("Acquisition"), a Delaware corporation and a wholly owned subsidiary of CUC International, Inc., a Delaware corporation ("Parent") with and into the Company pursuant to that certain Agreement and Plan of Merger by and among the Company, Acquisition and Parent, dated as of February 19, 1996 (the "Agreement"). Capitalized terms not otherwise defined herein shall have the same meaning as stated in the Agreement or, if not defined therein, in the Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission in connection with the Merger. The Company hereby certifies that to the best knowledge and belief of the management of the Company, after due inquiry and investigation, the facts and assumptions relating to the Merger, insofar as they relate to the Company, that are described in the opinion letter from Perkins Coie to the Company dated the date hereof, 1996 (a copy of which you acknowledge has been provided to you) and the following statements are true, correct and complete in all material respects as of the date of this letter:

     (a) The exchange ratio in the Merger and the formula set forth in the Agreement pursuant to which shares of Company Common Stock will be exhanged for Parent Common Stock, are the result of arm's length bargaining. Accordingly, the fair market value of Parent Common Stock to be issued to the Company shareholders in the Merger will be, at the Effective Time of the Merger, approximately equal to the fair market value of the shares of Company Common Stock surrendered in exchange therefor.

     (b) In the Merger, shareholders of the Company owning 100% of the shares (other than fractional shares) of Company Common Stock outstanding at the Effective Time of the Merger, which is the only class of stock of the Company, will exchange their shares of Company Common Stock solely for Parent Common Stock.

     (c) Cash payments to Company shareholders in lieu of issuing fractional shares of Parent Common Stock in the Merger are being undertaken solely for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and are not separately bargained for consideration.

     (d) The Company has no plan or intention to issue additional shares of stock that would result in Parent losing control (within the meaning of Section 368(c) of the Code) of the Company.

     (e) The Company will continue its historic business or use a significant portion of its historic business assets in a business after the Merger. The Company has no plan or intention to liquidate or to sell or otherwise dispose of any of its assets, except for transfers of assets to a corporation controlled, within the meaning of Section 368(c) of the Code, by the Company that are described in Treasury Regulation Section 1.368-2(j)(4), transfers in the ordinary course of business or payment of expenses incurred pursuant to the Merger (including payments with respect to fractional shares).

     (f) Compensation currently being paid under contract to shareholder-employees of the Company approximately equals the value of the services currently being performed by such individuals and was established pursuant to arm's length negotiations. Compensation to be paid to shareholder-employees of the Company who, after the Merger, continue employment with the Company, and/or accept employment with Parent will not exceed the value of the services to be performed by such individuals and has been established independently of negotiations on the consideration for the shares of Company Common Stock to be transferred to Parent in the Merger. Consequently, no portion of any such compensation to be paid to such individuals is in exchange for the shares of Company Common Stock owned by such individuals prior to the Merger and none of the shares of Parent Common Stock to be received by such individuals pursuant to the Merger is intended to be separate consideration for or allocable to any services to be performed by, or any employment agreement entered into with, such individuals.

     (g) There is no plan or intention by the Company shareholders who own five percent or more of the Company stock as of the date of the Merger and the management of the Company knows of no plan or intention on the part of the remaining Company shareholders to sell or otherwise dispose of any of the shares of Parent Common Stock to be received by them in the Merger which would reduce their holding of Parent Common Stock to a number of shares having, in the aggregate, a value as of the Effective Time of the Merger of less than 50% of the total value of the Company Common Stock outstanding immediately prior to the Effective Time of the Merger. For purposes of this representation, fractional shares of Company Common Stock surrendered for cash and shares of Company Common Stock sold, redeemed or otherwise disposed of prior or subsequent to and as part of the Merger will be considered as outstanding immediately prior to the Effective Time of the Merger. The

Company has no plan or intention to acquire or redeem by purchase or otherwise any shares of Company Common Stock prior to the Effective Time of the Merger.

     (h) The Company at the Effective Time of the Merger will possess, and will have the plan and intention to retain, after the Merger, assets representing at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of each of the Company and Acquisition respectively held by them immediately prior to the Merger. For this purpose, assets held by the Company prior to the Merger will include all amounts used by the Company to pay its reorganization expenses or to pay Company shareholders in lieu of fractional shares. In this connection, the Company has not and prior to the Effective Time of the Merger will not engage in any redemptions or pay any dividends or make any other distributions with respect to any shares of its outstanding stock (except for regular, normal dividends).

     (i) The Company has no outstanding warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Parent's acquisition or retention of control of the Company (within the meaning of Section 368(c) of the Code).

     (j) Parent and the Company will each pay their respective expenses incurred in connection with the Merger and any other transactions contemplated by the Agreement.

     (k) There is no intercorporate debt between the Company on the one hand and Acquisition or Parent on the other.

     (l) The Company is participating in the Merger for good and valid business reasons and not for tax purposes.

     (m) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (n) On the date of the Merger, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     (o) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.


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



    (p) The Agreement represents the full and complete agreement among Parent, Acquisition and the Company regarding the Merger, and there are no other written or oral agreements regarding the Merger.

    (q) The factual statements of or about the Company in the Form S-4 for the Merger are accurate.

    IN WITNESS WHEREOF, the Company has caused this Certificate to be duly
executed this 14th  day of June        ,1996.
              -----        -----------

                              SIERRA ON-LINE, INC.


                              By /s/ Michael A. Brochu
                                 -------------------------
                                 Name:   Michael A. Brochu
                                 Title:  President
                                 -------------------------





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



                                 EXHIBIT C


                          CUC INTERNATIONAL, INC.
                                CERTIFICATE


     CUC INTERNATIONAL, INC. ("Parent"), a Delaware corporation, recognizes that this Certificate will be relied upon by Perkins Coie in delivering its opinions regarding the tax consequences of the proposed merger (the "Merger") of Larry Acquisition Corp. ("Acquisition"), a Delaware corporation and a wholly owned subsidiary of Parent, with and into Sierra On-Line, Inc. (the "Company"), a Delaware corporation, pursuant to that certain Agreement and Plan of Merger by and among the Company, Acquisition and Parent, dated as of February 19, 1996 (the "Agreement"). Capitalized terms not otherwise defined herein shall have the same meaning as stated in the Agreement or, if not defined therein, in the Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission in connection with the Merger. Parent hereby certifies that to the best knowledge and belief of Parent, after due inquiry and investigation, the facts and assumptions relating to the Merger, insofar as they relate to Parent and Acquisition, that are described in the opinion letter from Perkins Coie to the Company dated the date hereof (a copy of which you acknowledge has been provided to you) and the following statements are true, correct and complete in all material respects as of the date of this letter:

     (a) The exchange ratio in the Merger and the formula set forth in the Agreement pursuant to which shares of Parent Common Stock will be exchanged for Company Common Stock, are the result of arm's-length bargaining. Accordingly, the fair market value of Parent Common Stock to be issued to Company shareholders in the Merger will be, at the Effective Time of the Merger, approximately equal to the fair market value of the shares of Company Common Stock surrendered in exchange therefor.

     (b) The Parent Common Stock to be issued to Company shareholders in the Merger and pursuant to the Agreement will be voting stock.

     (c) In the Merger, shares of Company Common Stock possessing control (within the meaning of Section 368(c) of the Code) of the Company will be exchanged solely for Parent Common Stock.

     (d) Cash payments to the Company shareholders in lieu of issuing fractional shares of Parent Common Stock in the Merger are being undertaken solely for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and are not separately bargained for consideration.

     (e) Parent has no plan or intention to cause the Company to issue additional shares of stock that would result in Parent losing control (within the meaning of Section 368(c) of the Code) of the Company.

     (f) Parent has no plan or intention to liquidate the Company or merge the Company with any corporation (including Parent) and intends to cause the Company to continue the Company's historic business or to use a significant portion of its historic business assets in a business after the Merger. Parent has no plan or intention to sell or otherwise dispose of any of its shares of Company Common Stock or to cause the Company to sell or otherwise dispose of any of its assets, except for transfers of assets to a corporation controlled, within the meaning of Section 368(c) of the Code, by the Company that are described in Treasury Regulation Section 1.368-2(j)(4), transfers in the ordinary course of business or payment of expenses incurred pursuant to the Merger (including payments with respect to fractional shares).

     (g) Parent has no plan or intention to make any distributions in respect of shares of Parent Common Stock following the Merger, other than regular cash dividiends declared and paid in the ordinary course of business.

     (h) Compensation to be paid to shareholder-employees of the Company who, after the Merger, continue employment with the Company, and/or accept employment with Parent, will not exceed the value of the services to be performed by such individuals and has been established independently of negotiations on the consideration for the shares of Company Common
Stock to be transferred to Parent in the Merger. Consequently, no portion of any such compensation to be paid to such individuals is in exchange for the shares of Company Common Stock owned by such individuals prior to the Merger and none of the shares of Parent Common Stock to be received by such individuals pursuant to the Merger is intended to be separate consideration for or allocable to any services to be performed by, or any employment agreement entered into with, such individuals.

     (i) Parent has no plan or intention to cause the Company, after the Merger, to dispose of assets which would result in the Company failing to retain assets representing at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of each of the Company and Acquisition respectively held by them prior to the Merger. For this purpose, assets held by the Company prior to the Merger will include all amounts used by the Company to pay its reorganization expenses or to pay the Company shareholders in lieu of fractional shares. For purposes of this representation, assets transferred from Parent to Acquisition are not included as assets of Acquisition immediately before the Merger where such assets are used (i) to pay creditors of the Company or (ii) to enable Acquisition to satisfy state minimum capitalization requirements (where the money is returned to Parent as part of the transaction).

     (j) Parent, Acquisition, and the Company will each pay their respective expenses incurred in connection with the Merger and any other transactions contemplated by the Agreement.

     (k) There is no intercorporate debt between the Company on the one hand and Acquisition or Parent on the other.

     (l) Acquisition has been formed solely in order to consummate the transactions contemplated by the Agreement and at no time will Acquisition conduct any business activities or other operations of any kind other than those necessary to consummate such transactions. Acquisition has no liabilities to be assumed by the Company and will not transfer to the Company any assets subject to liabilities in the Merger.

     (m) Neither Parent nor Acquisition nor any other direct or indirect subsidiary of Parent owns beneficially or has owned during the past five years any stock or securities of the Company.

     (n) Parent is participating in the Merger for good and valid business reasons and not for tax purposes.

     (o) Parent has no plan or intention to redeem or otherwise reacquire any of the Parent Stock issued in the Merger.

     (p)  Neither Parent nor Acquisition is an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (q) Immediately before the Merger, Parent will be in control of Acquisition.

     (r) The Merger Agreement represents the full and complete agreement among Parent, Acquisition, and the Company regarding the Merger, and there are no other written or oral agreements regarding the Merger.

     (s) The factual statements of or about Parent or Acquisition contained in the Form S-4 for the Merger are accurate.

     IN WITNESS WHEREOF, Parent has caused this Certificate to be duly executed this 14th day of June, 1996.
     ----        ----

                                             CUC International, Inc.



                                             By /s/ Cosmo Corigliano
                                               -----------------------------
                                               Name: Cosmo Corigliano
                                               Title: Chief Financial Officer




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